As filed with the Securities and Exchange Commission on November 7, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PRIMA ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State of other jurisdiction of incorporation or organization)	84-1097578 (IRS Employer Identification No.)

1099 Eighteenth Street, Suite 400, Denver, Colorado (Address of Principal Executive Offices)	80202 (ZIP Code)

PRIMA ENERGY CORPORATION
2001 STOCK INCENTIVE PLAN

(Full title of the plan)

Richard H. Lewis, President
Prima Energy Corporation
1099 Eighteenth Street, Suite 400
Denver, Colorado 80202
(Name and address of agent for service)

(303) 297-2100
(Telephone number, including area code, of agent for service)

Copies to:

Thomas H. Maxfield, Esq.
Baker & Hostetler LLP
303 East Seventeenth Avenue, Suite 1100
Denver, Colorado 80203

CALCULATION OF REGISTRATION FEE

Proposed
		maximum offering	Proposed
Title of securities	Amount to be	price	maximum aggregate	Amount of
to be registered	registered(1)	per share(2)	offering price(2)	registration fee(2)

Common Stock	1,300,000 Shares	$23.54	$30,602,000	$2,815

(1)	Pursuant to Rule 416 of the Securities Act of 1933, this registration statement shall cover such indeterminate number of additional shares of the Registrant’s Common Stock as may be issued as a result of stock dividends, stock splits, recapitalizations or similar transactions prior to the termination of this registration statement.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, on the basis of the average of the high and low sale prices of the Registrant’s Common Stock on November 5, 2002 as quoted on the Nasdaq National Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 adopted by the Securities and Exchange Commission under the Securities Act of 1933, as amended and the Note to Part I of Form S-8.

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PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of the filing of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities registered hereunder have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. The documents listed in (a) through (h) below are incorporated by reference in this Registration Statement.

     (a)  The Annual Report on Form 10-K of the Registrant for the fiscal year ended December 31, 2001, filed with the Commission on March 29, 2002;

     (b)  Registrant’s Current Report on Form 8-K dated March 4, 2002 and filed with the Commission on March 15, 2002;

     (c)  Registrant’s Current Report on Form 8-K dated March 20, 2002 and filed with the Commission on March 27, 2002;

     (d)  Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed with the Commission on May 14, 2002;

     (e)  Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, filed with the Commission on August 14, 2002;

     (f)  The Company’s Current Report on Form 8-K dated August 6, 2002 and filed with the Commission on August 12, 2002;

     (g)  The Company’s Current Report on Form 8-K dated August 14, 2002 and filed with the Commission on August 14, 2002;

     (h)  All other reports filed by the Registrant with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2001;

     (i)  Description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, which became effective on November 3, 1980; and

     (j)  Description of the Registrant’s Preferred Stock Purchase Rights contained in the Registrant’s Registration Statement on Form 8-A, which became effective on June 6, 2001.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     The validity of the shares of the Registrant’s common stock offered hereby are being passed upon for the Registrant. Members of that firm currently own 4,500 shares of the Registrant’s common stock.

Item 6. Indemnification of Directors and Officers.

     The following subparagraphs briefly describe indemnification provisions for directors, officers and controlling persons of the Registrant against liability, including liability under the Securities Act of 1933:

     1.     Under provisions of the Bylaws of the Registrant, each person who is or was a director, officer or controlling persons of the Registrant will be indemnified by the Registrant as a matter of right to the extent permitted or authorized by law. The effects of the Bylaws and the Delaware General Corporation Law may be summarized as follows:

(a) Under Delaware law, to the extent that such a person is successful on the merits in defense of a suit or proceeding brought against him by reason of the fact that he is a director or officer of the Registrant, he shall be indemnified against expenses (including attorneys’ fees) reasonably incurred in connection with such action;

(b) In other circumstances, a director or officer of the Registrant may be indemnified against expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; however, in an action or suit by or in the right of the Registrant to procure a judgment in its favor, such person will not be indemnified if he has been adjudged to be liable to the Registrant unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper. A determination that indemnification of a director or officer is proper will be made by a disinterested majority of the Registrant’s Board of Directors, by independent legal counsel, or by the stockholders of the Registrant; and

(c) The Registrant’s Certificate of Incorporation contains a provision which eliminates, to the fullest extent permitted by the Delaware General Corporation Law, the liability of directors of the Registrant from monetary damages arising from any breach of fiduciary duties as a member of the Registrant’s Board of Directors. This provision will not eliminate liability, for among other matters, breaches of duty of loyalty, acts or omissions not in good faith or knowing violations of law, unlawful payments of dividends or unlawful stock purchases or redemption or any transaction from which the director derived an improper personal benefit. In addition, this provision will not eliminate or limit the liability of a director for any act or omission occurring prior to the date of the Registrant’s reincorporation in the state of Delaware.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The following exhibits are filed herewith:

Exhibit	Item 601 Cross
Number	Reference	Document as Form S-8 Exhibit

4.1	4	Article Five of the Certificate of Incorporation of Prima Energy Corporation (incorporated herein by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q of Prima Energy Corporation for the six months ended June 30, 2001, Commission file No. 0-9408.)

4.2	4	Stockholder Rights Plan dated May 23, 2001 between Prima Energy Corporation and Computershare Trust Company, Inc., as rights agent (incorporated by reference to Current Report on Form 8-K for Prima Energy Corporation dated May 23, 2001 and filed June 6, 2001).

4.4	4	Prima Energy Corporation 2001 Stock Incentive Plan (incorporated by reference to Quarterly Report on Form 10-Q of Prima Energy Corporation for the three months ended March 31, 2002).

5.1	5	Opinion re Legality (with Consent)

23.1	23	Consent of Deloitte & Touche LLP

Item 9. Undertakings.

     1.     The Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(b) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     2.     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado on the 7th day of November, 2002.

PRIMA ENERGY CORPORATION

By:	/s/ Richard H. Lewis Richard H. Lewis Chairman of the Board and President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed as of November 7, 2002 by the following persons in the capacities indicated:

/s/ Richard H. Lewis Richard H. Lewis	Chairman of the Board and President (Principal Executive Officer)

/s/ Neil L. Stenbuck Neil L. Stenbuck	Executive Vice President — Finance (Principal Financial Officer), Treasurer and Director

/s/ Sandra J. Irlando Sandra J. Irlando	Vice President of Accounting (Principal Accounting Officer)

/s/ James R. Cummings James R. Cummings	Director

/s/ Douglas J. Guion Douglas J. Guion	Director

/s/ Catherine James Paglia Catherine James Paglia	Director

/s/ George L. Seward George L. Seward	Director

Exhibit Index

Exhibit
Number	Document as Form S-8 Exhibit

5.1	Opinion re Legality (with Consent)
23.1	Consent of Deloitte & Touche LLP

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